Exhibit 10.1

NOBEL LEARNING COMMUNITIES, INC.

INCENTIVE STOCK OPTION CERTIFICATE

This certifies that an option to purchase shares of Common Stock of Nobel Learning Communities, Inc. has been granted pursuant to the Nobel Learning Communities, Inc. Omnibus Incentive Equity Compensation Plan, as follows:

Name and Address of Optionee:

Date of Grant:

Type of Option:	Incentive Stock Option

Number of shares subject to Option:

Option Price:	[At LEAST 110% of FMV for 10% Stockholders]

Transferability:	Neither the Option nor any portion thereof and no interest in the Option, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner other than by will or the laws of descent and distribution.

Vesting Date(s):	[DATE] to purchase [NUMBER] Shares
[DATE] to purchase [NUMBER] Shares
[DATE] to purchase [NUMBER] Shares
The Vesting Date will not be later than the date of a Change of Control.

Expiration Date:	[NO LATER THAN FIFTH ANNIVERSARY FOR 10% STOCKHOLDERS]

The Option is subject to all the terms and conditions of the Nobel Learning Communities, Inc. Omnibus Incentive Equity Compensation Plan, a copy of which is available upon request. Words used in this certificate with initial capitalized letters are defined in the Plan, unless otherwise defined in this certificate.

Date:	NOBEL LEARNING COMMUNITIES, INC.

By:
Title:

NOBEL LEARNING COMMUNITIES, INC.

STOCK OPTION TERMS

All Stock Options are subject to the provisions of the Omnibus Incentive Equity Compensation Plan and any rules established by the Compensation Committee of the Board of Directors of Nobel Learning Communities, Inc. A copy of the Plan is available upon request. Words used herein with initial capitalized letters are defined in the attached Incentive Stock Option Certificate or the Plan.

The terms provided here are applicable to the Stock Option specified in the attached Incentive Stock Option Certificate. Different terms may apply to any prior or future stock option grants.

I.	OPTION PERIOD

You may exercise your Stock Option during the option period, which begins on the Vesting Dates and ends on the Expiration Date. The Stock Option vests in one-third installments on each Vesting Date. The Vesting Dates are the first, second and third anniversaries of the Date of Grant. Thus, you may exercise up to one-third of your Stock Option on the first Vesting Date, up to another one-third of your Stock Option on the second Vesting Date, and the remaining one-third of your Stock Option on the third Vesting Date. Your Stock Option also becomes fully vested upon a Change of Control. The Expiration Date is [DATE], i.e.,         (__) years from the Date of Grant. However, the option period will end sooner if your employment is terminated.

II.	TERMINATION OF EMPLOYMENT

A. Unvested Options. If your employment is terminated for any reason, unvested Stock Options will be forfeited on the termination date.

B. Vested Options. If you voluntarily resign, you may continue to exercise the vested portion of your Stock Option up to 90 days after you terminate employment. If your employment is terminated for Cause before your Retirement, the vested portion of your Stock Option will be forfeited immediately as of the date of termination. If your employment terminates due to your Death, Retirement or Disability or you are terminated by the Company without Cause, you may continue to exercise the vested portion of your Stock Option up to one year following your termination.

III.	TRANSFERABILITY

Your Stock Option may be exercised during your lifetime only by you and may not be assigned or otherwise transferred to anyone else. Your Stock Option is transferable upon your death by will or the laws of descent and distribution.

IV.	PAYMENT

When you exercise your Stock Option, you may pay the Option Price in cash, by check, in accordance with a “cashless exercise program” or with a combination of the foregoing.

NOBEL LEARNING COMMUNITIES, INC.

Understanding How Stock Incentive Stock Options Work

Congratulations on receiving a Nobel Learning Communities, Inc. Incentive Stock Option. This Stock Option is designed so that you may share in the Company’s success.

How Do Stock Options Work?

A stock option is the right, subject to certain conditions, to purchase shares of Nobel Learning Communities, Inc. Common Stock at a fixed price. The per share price at which Shares may be purchased when the Stock Option is exercised is referred to as the Option Price. The Option Price is fixed on the Date of Grant and does not change for the life of the Stock Option. However, the market price of Nobel Learning Communities, Inc. (“NLCI”) stock changes and will ultimately determine the gain, if any, from your Stock Option. If the value of NLCI stock increases, you will be able to buy NLCI stock below the market price at the time of exercise. For example, if you have been granted a Stock Option to purchase 150 shares, at an Option Price of $10 and the price of NLCI stock has grown to $25 on the date you choose to exercise, you would be able to purchase shares that are worth $3,750 for only $1,500, a pre-tax gain of $15 per share. Unlike a non-qualified stock option, you do not pay Federal income taxes in connection with the exercise of your Stock Option. You do pay Federal income taxes in connection with your ultimate disposition of the Shares. Your gain at that time will be taxed at capital gains rates if you hold the Shares for two years following the Date of Grant and one year following the date of exercise. Otherwise, your gain will be taxed at ordinary income tax rates. Notwithstanding this preferential tax treatment, you may be subject to the “Alternative Minimum Tax” when you exercise. THE TAX RULES APPLICABLE TO INCENTIVE STOCK OPTIONS ARE COMPLEX. ADDITIONAL INFORMATION IS PROVIDED IN THE PLAN’S PROSPECTUS. YOU SHOULD CONSULT WITH YOUR FINANCIAL ADVISOR FOR MORE INFORMATION.

Stock Option Basics

The Option Price is set at the average of the highest and lowest quoted selling prices of NLCI stock on the last regular trading day before the Date of Grant.

The vesting period is the waiting period from the Date of Grant to the Vesting Dates during which you may not exercise your Stock Option or you may exercise only a portion of your Stock Option.

The option period is the time from the Vesting Date until the Expiration Date, during which you may exercise the portion of your Stock Option that has become vested, which means you may purchase shares of NLCI stock at the Option Price.

Your Stock Option may no longer be exercised after the Expiration Date, which is          years after the Date of Grant. The Stock Option will expire sooner if you leave NLCI under certain circumstances. For example, if you were granted a Stock Option to purchase 150 shares of Nobel Learning Communities, Inc. Common Stock, and you remain employed by NLCI for ten years, the Stock Option is exercisable as follows:

Number of Shares	Vesting Period	Option Period
50 shares	Date of Grant - First Anniversary of Date of Grant	First Anniversary of Date of Grant - [Tenth] Anniversary of Date of Grant

50 shares	Date of Grant - Second Anniversary of Date of Grant	Second Anniversary of Date of Grant - [Tenth] Anniversary of Date of Grant

50 shares	Date of Grant - Third Anniversary of Date of Grant	Third Anniversary of Date of Grant - [Tenth] Anniversary of Date of Grant